PRESS RELEASE
                      For Immediate Release



 CAPITAL ENVIRONMENTAL REPORTS FOURTH QUARTER AND FULL YEAR 2003
                             RESULTS


BURLINGTON, ON (March 31, 2004) - Capital Environmental Resource Inc. (Nasdaq: CERI) ("Capital" or the "Company") today reported results for the quarter and the year ended December 31, 2003.
Revenue  for  the quarter increased to $35.4 million  from  $25.6 million for the same period in 2002. The 38% increase was primarily attributable to improved collection and landfill disposal volumes and the acquisition of new businesses, coupled with the favorable effects of foreign exchange movements. Earnings before interest, taxes, depreciation and amortization ("EBITDA") was negative $0.9 million for the quarter ended December 31, 2003, compared to positive $3.7 million for the same period last year. The decrease in EBITDA is primarily due to increased salaries, benefits and related overhead necessary to build the Company's infrastructure to support and execute its expansion into the United States.

Net loss attributable to Common Shareholders for the quarter ended December 31, 2003, was $12.0 million, or $0.28 per share, versus a net loss attributable to Common Shareholders of $1.6 million, or $0.04 per share, for the comparable period last year.

For the year ended December 31, 2003, revenue increased by $27.9 million, or 28%, to $126.8 million from $98.8 million for the year ended December 31, 2002. EBITDA was $9.9 million for the year ended December 31, 2003, compared to $20.3 million for the same period last year. The decrease in EBITDA is primarily due to increased salaries, benefits and related overhead necessary to build the Company's infrastructure to support and execute its expansion into the United States. Net loss attributable to Common Shareholders for the 2003 fiscal year was $76.9 million, or $1.98 per share, versus a net loss attributable to Common Shareholders of $12.6 million, or $0.39 per share, for the comparable period last year. Net loss attributable to Common Shareholders for the year ended December 31, 2003 and 2002 includes non-cash preferred stock deemed dividends of $54.6 million and $14.7 million, respectively.

Capital's Chairman and Chief Executive Officer David Sutherland-Yoest commented, "Our reported results for 2003 were burdened by significant investments in management and information systems infrastructure and the purchase of new landfills in Florida and Arizona as part of our plan to enter the United States solid waste market. This investment has begun to show positive results with the January opening of our JED landfill in Florida and our acquisition of the North and Central Florida assets of Allied Waste Industries, Inc. (NYSE:AW) on December 31, 2003. We look forward to completing the acquisition of Florida Recycling and opening our landfills in Arizona and Texas later this year as we continue to execute our disposal based growth strategy in the U.S. In addition, our base Canadian operations continued to generate positive cash flow in 2003. As we begin 2004, we stand well-positioned to pursue our goal of becoming a highly-profitable, multi-regional solid waste services company in North America with leading market positions in each of the markets we serve."

The  Company  also announced that it has filed today  its  Annual
Report on Form 20-F for the year ended December 31, 2003 with the Securities and Exchange Commission.

*Reconciliation of Non-GAAP Financial Measures

The  following tables reconcile the difference between net income
(loss) before cumulative effect of change in account principle, as determined under U.S. GAAP, and EBITDA, a non-GAAP financial measure (in thousands of US dollars):

                                                             For the Quarter Ended  For the Year Ended
                                                                   December 31,        December 31,
                                                                 2003       2002      2003     2002
                                                             =====================  ==================
Net income (loss) before cumulative effect of change in
  accounting principle.....................................    $(11,972)  $(1,580)  $(22,898)  $2,127
Income tax provision (benefit).............................      (1,161)      521       (587)   1,713
Interest expense...........................................       7,882     1,164     18,439    5,727
Depreciation, depletion and amortization...................       4,328     3,578     14,927   10,718
                                                               ---------  --------  ---------  ------
EBITDA (1).................................................    $   (923)  $ 3,683   $  9,881  $20,285
                                                               =========  ========  ========= =======


  1. EBITDA represents net income (loss) before cumulative effect of change in accounting principle, provision (benefit) for income taxes, interest expense and depreciation, depletion and amortization. EBITDA is presented because the Company believes that it may be used by certain investors to analyze and compare the Company's operating performance between accounting periods and against the operating results of other companies that have different financing and capital structures or tax rates. In addition, management uses EBITDA, among other things, as an internal performance measure. The Company's lenders also use EBITDA and adjusted EBITDA to measure the Company's ability to service and/or incur additional indebtedness under its credit facility. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other financial statement data prepared in accordance with U.S. GAAP or as a measure of a company's performance, profitability or liquidity. EBITDA is not calculated under U.S. GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.

For information contact:

Ronald L. Rubin
Executive Vice President, Chief Financial Officer
480-734-2600
or
Mark A. Pytosh
Executive Vice President
480-734-2600

                        *    *    *    *

           Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements describe the company's future plans, objectives and goals. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the plans, objectives and goals set forth in this press release. Factors which could materially affect such forward-looking statements can be found in Capital''s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Capital's Form 20-F for the year ended December 31, 2003. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

The forward-looking statements made in this press release are only made as of the date hereof and Capital undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Capital Environmental Resource Inc. is a multi regional, integrated solid waste services company that provides collection, transfer, landfill disposal and recycling services in the United States and Canada. The Company''s web site is www.capitalenvironmental.com. Information on the Company's website does not form part of this press release.


                              CAPITAL ENVIRONMENTAL RESOURCE INC.
                            CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands of US Dollars, except per share amounts)

                                                                  For the Quarter Ended  For the Year Ended
                                                                        December 31,       December 31,
                                                                       2003     2002      2003      2002
                                                                  =====================  ==================
                                                                         (Unaudited)
Revenue..........................................................     $35,440  $25,618  $126,750   $98,846
Operating and other expenses:
  Cost of operations.............................................      22,628   15,621    79,992    61,250
  Selling, general and administrative............................      12,415    6,828    35,117    19,470
  Depreciation, depletion and amortization.......................       4,328    3,578    14,927    10,718
  Loss (recovery) related to disposal of U.S. operations.........          --       --      (155)     (718)
  Foreign exchange loss (gain) and other.........................       1,320     (514)    1,915    (1,441)
                                                                       -------  -------  --------  --------

Income (loss) from operations....................................      (5,251)     105    (5,046)    9,567
Interest expense.................................................       3,777    1,164     8,278     5,727
Cumulative mandatorily redeemable preferred stock dividends and
  accretion......................................................       4,105       --    10,161        --
                                                                       -------  -------   -------   -------

Income (loss) before income taxes................................     (13,133)  (1,059)  (23,485)    3,840
Income tax provision (benefit)...................................      (1,161)     521      (587)    1,713
                                                                      --------  -------  --------   -------

Net income (loss) before cumulative effect of change in
  accounting principle...........................................     (11,972)  (1,580)  (22,898)    2,127
Cumulative effect of change in accounting principle, net of
  provision for income taxes of $256.............................          --       --       518        --
                                                                      --------  -------  --------   -------

Net income (loss)................................................     (11,972)  (1,580)  (22,380)    2,127
Deemed dividend on Series 1 Preferred Shares.....................          --       --   (54,572)  (14,717)
                                                                      --------  -------  --------   -------

Net loss attributable to Common Shareholders.....................    $(11,972) $(1,580) $(76,952) $(12,590)
                                                                      ========  =======  ========  ========

Basic and diluted loss per share:
  Basic and diluted loss per share before cumulative effect
    of change in accounting principle............................    $  (0.28) $ (0.04) $  (1.99) $  (0.39)
Cumulative effect of change in accounting principle..............          --       --      0.01        --
                                                                      ========  =======  ========  ========

Basic and diluted loss per share.................................    $  (0.28) $ (0.04) $  (1.98) $  (0.39)

Weighted average Common shares outstanding - basic and
  diluted (in thousands).........................................      43,531   35,195    38,782    32,414
                                                                      ========  =======  ========  ========